Exhibit 5.1

811 Main Street, Suite 3700 Houston, TX 77002 Tel: +1.713.546.5400 Fax: +1.713.546.5401 www.lw.com

FIRM / AFFILIATE OFFICES
	Beijing	Moscow
	Boston	Munich
	Brussels	New York
	Century City	Orange County
	Chicago	Paris
	Dubai	Riyadh
	Düsseldorf	San Diego
	Frankfurt	San Francisco
	Hamburg	Seoul
	Hong Kong	Shanghai
March 22, 2021	Houston	Silicon Valley
	London	Singapore
Chevron Corporation	Los Angeles	Tokyo
6001 Bollinger Canyon Road	Madrid	Washington, D.C.
San Ramon, California 94583-2324	Milan

Re:	Registration Statement on Form S-4; Shares of Common Stock, par value $0.75 per share, of Chevron Corporation

Ladies and Gentlemen:

We have acted as special counsel to Chevron Corporation, a Delaware corporation (“Chevron”), in connection with the proposed issuance of common stock, par value $0.75 per share, of Chevron (the “Shares”), pursuant to the terms and conditions of the Agreement and Plan of Merger, dated as of March 4, 2021, by and among Chevron, Cadmium Holdings Inc., a Delaware corporation and a wholly owned subsidiary of Chevron (“Holdings”), Cadmium Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of Holdings, Noble Midstream Partners LP, a Delaware limited partnership (“Partnership”), and Noble Midstream GP LLC, a Delaware limited liability company and the general partner of the Partnership (the “Merger Agreement”).

The Shares are included in a registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on March 22, 2021 (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related information statement/prospectus, other than as expressly stated herein with respect to the issuance of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of Chevron and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General

March 22, 2021

Corporation Law of the State of Delaware (the “DGCL”), and we express no opinion with respect to any other laws. Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, upon issuance and delivery of the Shares in the manner contemplated by the Registration Statement and the Merger Agreement, the Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that Chevron will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the information statement/prospectus contained in the Registration Statement under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins